------------------------------------------
                                     NEW ENGLAND BUSINESS
                                     SERVICE, INC. PAYROLL STOCK
                                     OWNERSHIP PLAN

                                     Financial Statements for the Years
                                     Ended June 26, 1999 and June 27, 1998 and and Independent Auditors' Report

NEW ENGLAND BUSINESS SERVICE, INC.
PAYROLL STOCK OWNERSHIP PLAN

TABLE OF CONTENTS
-------------------------------------------------------------------------------

                                                                           Page

INDEPENDENT AUDITORS' REPORT                                                1

FINANCIAL STATEMENTS AS OF JUNE 26, 1999 AND JUNE 27, 1998 AND FOR
  THE YEARS THEN ENDED:

  Statements of Net Assets Available for Benefits                           2

  Statements of Changes in Net Assets Available for Benefits                3

  Notes to Financial Statements                                            4-7





Schedules required under the Employee Retirement Income Security Act of 1974 are omitted because of the absence of the conditions under which the schedules are required.

INDEPENDENT AUDITORS' REPORT


New England Business Service, Inc.
Payroll Stock Ownership Plan:

We have audited the accompanying statements of net assets available for benefits of the New England Business Service, Inc. Payroll Stock Ownership Plan (the "Plan") as of June 26, 1999 and June 27, 1998, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the New England Business Service, Inc. Payroll Stock Ownership Plan as of June 26, 1999 and June 27, 1998, and the changes in its net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

As described in Note 1, during 1999, the Plan's assets were transferred to an affiliated plan, the 401(K) Plan for Employees of New England Business Service, Inc.



/S/Deloitte & Touche, LLP.
----------------------------------
November 30, 1999

NEW ENGLAND BUSINESS SERVICE, INC.
PAYROLL STOCK OWNERSHIP PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
JUNE 26, 1999 AND JUNE 27, 1998
---------------------------------------------------------------------------

                                                              1999      1998
ASSETS:
 Investments, at fair value:
  New England Business Service, Inc.
  common stock, (5,768 shares in 1998)                     $   -      $186,027
  Equity Mutual Funds                                          -       271,733
  Bond Mutual Funds                                            -        20,797
  Norwest Stable Return GIC Fund (common/collective trust)     -        67,284
                                                           --------   --------

NET ASSETS AVAILABLE FOR BENEFITS                          $   -      $545,841
                                                           ========   ========

See notes to financial statements.

NEW ENGLAND BUSINESS SERVICE, INC.
PAYROLL STOCK OWNERSHIP PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED JUNE 26, 1999 AND JUNE 27, 1998
-------------------------------------------------------------------------------

                                                             1999        1998
ADDITIONS:
   Interest and dividend income                           $   -       $ 19,700
   Net appreciation in fair value of investments              -         68,526
                                                          --------    --------

        Total additions                                       -         88,226

DEDUCTIONS:
 Distributions to participants                                -         16,851
 Transfer of assets to the NEBS 401(k) Plan (Note 1)       545,841        -
                                                          --------    --------

NET (DECREASE) INCREASE                                   (545,841)     71,375

NET ASSETS AVAILABLE FOR BENEFITS:
  Beginning of year                                        545,841     474,466
                                                          --------    --------

  End of year                                             $   -       $545,841
                                                          ========    ========


See notes to financial statements.

NEW ENGLAND BUSINESS SERVICE, INC.
PAYROLL STOCK OWNERSHIP PLAN

NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

1.  DESCRIPTION OF THE PLAN

The following brief description of the New England Business Service, Inc. Payroll Stock Ownership Plan (the "Plan") provides only general information. Participants should refer to the plan agreement for a more complete description of the Plan's provisions.

General Information - On October 26, 1984, New England Business Service, Inc. ("NEBS" or the "Company") adopted a payroll stock ownership plan. The Plan became effective as of June 25, 1983. An employee automatically became eligible for participation in the Plan after completing one year of defined service. The Plan was subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The Plan was last amended effective June 28, 1998. On June 28, 1998, the Plan's assets were transferred to the NEBS 401(k) Plan.

Administration of the Plan - The Plan was administered by the NEBS Retirement Committee (the "Plan Committee"), whose members were appointed by the Board of Directors of the Company. The Trustee of the assets of the plan was Norwest Bank Minnesota, N.A. ("Norwest"). Administrative costs of the Plan had been assumed by the Company.

Company Contributions - Prior to December 31, 1986, the Company made a contribution to the Plan on behalf of each eligible employee. The amount of the contribution was 0.5% of the aggregate eligible pay of employees eligible to participate in the Plan. The contribution consisted of either common stock of the Company or cash, which was then converted into shares of common stock of the Company. The Company made contributions in quarterly installments for eligible earnings through December 31, 1986, at which time the Company's contribution requirements under the Plan stopped.

Investment of Contributions - Company contributions were invested in Company common stock. Prior to July 1, 1997, Company contributions could not be transferred to another investment option. In fiscal year 1998, participants in the plan had the option to move existing investment balances from the Company common stock to any of the following: (1) six mutual funds; (2) fixed income investments, such as investment contracts providing a guaranteed interest rate; or (3) any other investments subsequently authorized by the Plan Committee
(the "Committee"). Dividends, interest and other distributions received in any fund were reinvested in the same Fund.

Vesting - Participants are fully vested with respect to Company contributions made pursuant to the Plan.

Withdrawals and Distributions - Contributions to the Plan, and earnings thereon, were generally payable at termination of employment due to retirement, disability, death or any other reason. Distribution payments may be made in a cash lump sum, in whole shares of Company common stock held in the employee's account in the Plan with the value of any fractional shares paid in cash, or in installments for a period not to exceed the employee's life expectancy or the joint life expectancies of the employee and beneficiary, up to a maximum of fifteen years. The form of distribution was elected in writing by the employee

Withdrawals prior to termination of employment were subject to certain limitations and restrictions.

Participants' Accounts - An account was set up in the name of each participant to record Company contributions made on the participant's behalf and other transactions that occur in connection with the employee's participation in the Plan. Each fiscal quarter the participants received a statement of account listing contributions and the number of shares of Company common stock in the account.

Plan Amendment and Termination - The Company had the right to amend, suspend, or terminate the Plan, but may not do so in a way which would divest a participant of accrued benefits. If the Plan was terminated, the Trustee would distribute all assets held in the Trust, after payment of expenses, in such a manner as the Plan Committee should determine and as may be required by law provided, however, that Company common stock held in a participant's account would not be distributed because of termination of the Plan until eighty-four months after the date at which the stock was allocated to the account, unless the participant's employment were terminated sooner, in which case the stock would be distributed without regard to the time elapsed since its allocation.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Method of Accounting - The financial statements of the Plan are prepared on the accrual basis of accounting. Purchases and sales of securities are recorded on the trade-date basis. Interest income is recorded on the accrual basis. Dividends are received on the ex-dividend date.

Investments - Investments are stated at fair value based on quoted market prices.

Distributions to Participants - Distributions to participants are recorded when paid.

Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires the plan administrator to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results may differ from those estimates.

3.  INVESTMENTS

Investments that represent 5% or more of net assets available for benefits as of June 26, 1999 and June 27, 1998 are as follows:

                                                             1999       1998

Norwest Stable Return GIC Fund (common/collective trust)   $   -      $ 67,284
Fidelity Contrafund                                            -        78,496
New England Business Service, Inc. common stock                -       186,027
Dodge & Cox Balance Fund                                       -        56,796
Vanguard Index Trust 500 Fund                                  -        80,591
Norwest Small-Cap Opportunities Fund                           -        33,411

The Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $0 and $68,526, respectively, as follows:


                                                             1999       1998

At fair value based on quoted market prices:
 Norwest Stable Return GIC Fund                            $   -       $ 3,930
 Fidelity Contrafund                                           -        10,962
 New England Business Service, Inc. common stock               -        32,022
 Norwest Strategic Income Fund                                 -           998
 Dodge & Cox Balanced Fund                                     -         2,215
 Vanguard Index Trust 500 Fund                                 -        14,921
 Norwest Small-Cap Opportunities Fund                          -         3,628
 American Euro-Pacific Growth Fund                             -          (150)
                                                           --------   --------
Total                                                      $   -       $68,526
                                                           ========    =======

The Plan's principal investments include the following:

Norwest Stable Return GIC Fund - A collective investment trust whose underlying investments include guaranteed investment contracts, GIC alternatives, marketable securities and money market instruments.

Dodge & Cox Balanced Fund - Fund invests in both equity securities and convertible bonds.

Vanguard Index Trust 500 Fund - Fund invests in equity securities of large domestic companies that comprise the Standard & Poor's 500 Index.

Norwest Small-Cap Opportunities Fund - Fund invests in investment assets of small companies.

Fidelity Contrafund - Fund invests in equity securities of U.S. and foreign issuers, including those in emerging markets.

New England Business Service, Inc. Common Stock - Invests in common stock of New England Business Service, Inc.

Norwest Strategic Income Fund - Fund invests in both stocks and bonds.

American Euro-Pacific Growth Fund - Fund invests in stock of companies based outside the United States.

4.  TAX STATUS OF THE PLAN

The Plan obtained its latest determination letter, dated October 25, 1985, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code (the "Code"). The Plan has been amended since receiving that letter. The plan administrator believes that the Plan is currently designed and being operated in compliance with applicable requirements of the Code. Accordingly, no provision for income taxes has been included in these financial statements.


5.  BY-FUND INFORMATION

Interest and dividend income, contributions, benefits paid and net appreciation for the year ended June 27, 1998 is as follows:

                                                             Net
                                          Interest      Appreciation      Benefits
                                            and        (Depreciation)       Paid
                                          Dividend      in Fair Value        to
                                           Income      of Investments   Participants

 Norwest Stable Return GIC Fund           $   -          $ 3,930        $ 1,701
 Fidelity Contrafund                        5,584         10,962            225
 Stock Fund (a)                             4,639         32,022         12,775
 Norwest Strategic Income Fund              1,417            998          1,095
 Dodge & Cox Balanced Fund                  4,341          2,215            363
 Vanguard Index Trust 500 Fund              1,416         14,921            304
 Norwest Small-Cap Opportunities Fund         743          3,628            201
 American Euro-Pacific Growth Fund          1,560           (150)           187
                                          -------        -------        -------
                                          $19,700        $68,526        $16,851
                                          =======        =======        =======


(a) Includes NEBS common stock, money market fund and interest receivable.